Exhibit 99

Red Lobster® Olive Garden® LongHorn Steakhouse®

The Capital Grille® Bahama Breeze® Seasons 52®

www.darden.com

NEWS/INFORMATION Corporate Relations P.O. Box 593330 Orlando, FL 32859

Contacts:
	(Analysts)	Matthew Stroud	(407) 245-6458
FOR RELEASE	(Media)	Rich Jeffers	(407) 245-4189
June 23, 2010
4:30 PM ET

DARDEN RESTAURANTS REPORTS FOURTH QUARTER AND

ANNUAL DILUTED NET EARNINGS PER SHARE;

INCREASES QUARTERLY DIVIDEND BY 28 PERCENT

ORLANDO, FL, June 23 – Darden Restaurants, Inc. (NYSE: DRI) today reported sales and diluted net earnings per share for the fourth quarter and fiscal year ended May 30, 2010. In the fourth quarter, diluted net earnings per share from continuing operations decreased 7% to 81 cents, versus 87 cents in the prior year, which included an additional fiscal week. The additional fiscal week contributed approximately six cents of diluted net earnings per share in the fourth quarter of fiscal 2009.

During the fourth quarter of fiscal 2010, the Company recognized a $12.7 million pre-tax reduction in sales associated with a correction to its third quarter estimate of gift card redemptions. This non-cash correction reduced diluted net earnings per share from continuing operations by approximately five cents in the fourth quarter. Excluding the $12.7 million pre-tax charge, diluted net earnings per share from continuing operations were 86 cents.

Fourth quarter sales from continuing operations were $1.86 billion, compared to $1.98 billion in the prior year, a 5.7% decrease (13 weeks vs. 14 weeks). The additional fiscal week contributed approximately $124 million of sales in the fourth quarter of fiscal 2009. On a reported fiscal quarter basis, combined same-restaurant sales for Olive Garden, Red Lobster and LongHorn Steakhouse were down 2.3% this quarter (13 weeks vs. 13 weeks). On a calendar week comparison, which is consistent with how the Knapp-Track™ benchmark is calculated, Darden’s blended same-restaurant sales for the fourth quarter were down 0.9%. This compares to an estimated decline of 1.4% for the Knapp-Track™ benchmark of U.S. same-restaurant sales, excluding Darden.

For the fiscal year, diluted net earnings per share from continuing operations increased 8% to $2.86 from $2.65 in the prior year, which included an additional fiscal week. The additional fiscal week contributed approximately six cents of diluted net earnings per share in fiscal 2009.

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For the full year, fiscal 2010 sales from continuing operations were $7.11 billion, a 1.4% decrease (52 weeks vs. 53 weeks) from the prior year’s $7.22 billion. On a reported fiscal year basis, combined same-restaurant sales for Olive Garden, Red Lobster and LongHorn Steakhouse were down 2.6% in fiscal 2010 (52 weeks vs. 52 weeks). On a calendar week comparison, which is consistent with how the Knapp-Track™ benchmark is calculated, Darden’s blended same-restaurant sales for the fiscal year were down 2.4%. This compares to an estimated decline of 4.9% for the Knapp-Track™ benchmark of U.S. same-restaurant sales, excluding Darden.

“Our financial performance for the quarter was solid, capping a year of strong earnings growth despite very challenging economic and consumer conditions,” said Clarence Otis, Chairman and Chief Executive Officer of Darden. “The month-to-month sales volatility we saw in our industry during the quarter is an indication that consumers remain cautious. Nevertheless, there was meaningful improvement compared to the beginning of the year. And, we’re pleased that this year we once again outperformed the Knapp-Track™ same-restaurant sales benchmark – which is a testament to the trust our brands and teams have earned with consumers. In fiscal 2011, we expect economic and industry conditions to continue to improve. We also expect to leverage this improvement, with our talented teams and the foundation of trust our brands enjoy, to deliver another year of superior sales results and strong earnings growth.”

Highlights for the quarter and year ended May 30, 2010 include the following:

•

Net earnings from continuing operations for the fourth quarter were $116.0 million, or 81 cents per diluted share on sales of $1.86 billion. Last year, net earnings from continuing operations were $122.8 million, or 87 cents per diluted share, on sales of $1.98 billion. The extra fiscal week contributed approximately six cents of diluted net earnings per share and $124 million in sales last year.

•

Total fourth quarter sales from continuing operations of $1.86 billion represent a 5.7% decrease over the prior year (13 weeks vs. 14 weeks). For the 2010 fiscal year, total sales from continuing operations were $7.11 billion, a 1.4% decrease over the prior year (52 weeks vs. 53 weeks).

•

For the reported fiscal fourth quarter, U.S. same-restaurant sales decreased 1.5% at Olive Garden and 4.6% at Red Lobster while LongHorn Steakhouse’s U.S. same-restaurant sales increased 1.8% (13 weeks vs. 13 weeks). On a calendar week comparison, which is consistent with how the Knapp-Track™ benchmark is calculated, U.S. same restaurant sales decreased 0.8% at Olive Garden and 1.7% at Red Lobster and LongHorn Steakhouse’s U.S. same-restaurant sales increased 2.3%.

•	The Company purchased over 1.5 million shares of its common stock during the fourth quarter, bringing the total number of shares it repurchased during the year to nearly 2.0 million.

•	The Company’s Board of Directors declared a quarterly dividend of 32 cents per share, a 28% increase from the Company’s previous quarterly dividend.

•

Net earnings from continuing operations for the fiscal year were $407.0 million, or $2.86 per diluted share, on sales of $7.11 billion. Last year, net earnings from continuing operations were $371.8 million, or $2.65 per diluted share, for the fiscal year on sales of $7.22 billion. The extra fiscal week contributed approximately six cents of diluted net earnings per share and $124 million in sales last year.

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Operating Highlights

OLIVE GARDEN’S fourth quarter sales of $848 million were 4.8% below prior year (13 weeks vs. 14 weeks), driven by one less fiscal week and its U.S. same-restaurant sales decline of 1.5% (13 weeks vs. 13 weeks), partially offset by revenue from 32 net new restaurants. On a calendar week comparison, Olive Garden’s fourth quarter U.S. same-restaurant sales declined 0.8%. For the quarter, on a percentage of sales basis, the company’s decreased food and beverage expenses were more than offset by increased restaurant labor expenses, restaurant expenses, selling, general and administrative expenses and depreciation expenses, resulting in a decrease in operating profit. Each line item, excluding food and beverage, was adversely affected this quarter on a year-over-year percentage of sales basis by the fact that the fourth quarter last year included an additional fiscal week. Total fiscal year sales were $3.32 billion, a 1.0% increase from last year (52 weeks vs. 53 weeks). For the fiscal year, Olive Garden had record total sales and operating profit, average annual sales per restaurant were $4.7 million and U.S. same-restaurant sales decreased 1.0% for the fiscal year (52 weeks vs. 52 weeks).

RED LOBSTER’S fourth quarter sales of $663 million were 9.6% lower than prior year (13 weeks vs. 14 weeks), driven by one less fiscal week and its U.S. same-restaurant sales decline of 4.6% (13 weeks vs. 13 weeks), partially offset by revenue from four net new restaurants. On a calendar week comparison, Red Lobster’s fourth quarter U.S. same-restaurant sales declined 1.7%. For the quarter, on a percentage of sales basis, lower food and beverage expenses and selling, general, and administrative expenses were more than offset by increased restaurant labor expenses, restaurant expenses and depreciation expenses resulting in a decrease in operating profit. Each line item, excluding food and beverage, was adversely affected this quarter on a year-over-year percentage of sales basis by the fact that the fourth quarter last year included an additional fiscal week. Total fiscal year sales were $2.49 billion, a 5.3% decrease compared to last year (52 weeks vs. 53 weeks). Average annual sales per restaurant were $3.6 million and U.S. same-restaurant sales decreased 4.9% for the fiscal year (52 weeks vs. 52 weeks).

LONGHORN STEAKHOUSE’S fourth quarter sales of $233 million were 2.5% lower than prior year (13 weeks vs. 14 weeks), driven by one less fiscal week and partially offset by a U.S. same-restaurant sales increase of 1.8% (13 weeks vs. 13 weeks) and revenue from 10 net new restaurants. On a calendar week comparison, LongHorn Steakhouse’s fourth quarter U.S. same-restaurant sales increased 2.3%. For the quarter, on a percentage of sales basis, lower food and beverage expenses and restaurant expenses were partially offset by increased restaurant labor expenses, selling, general, and administrative expenses and depreciation expenses resulting in an increase in operating profit. Each line item, excluding food and beverage, was adversely affected this quarter on a year-over-year percentage of sales basis by the fact that the fourth quarter last year included an additional fiscal week. Total fiscal year sales of $882 million decreased 0.7% compared to last year (52 weeks vs. 53 weeks). Average annual sales per restaurant were $2.7 million and U.S. same-restaurant sales decreased 1.9% for the fiscal year (52 weeks vs. 52 weeks).

THE CAPITAL GRILLE’S fourth quarter sales of $64 million were 9.4% above the prior year results (13 weeks vs. 14 weeks), driven by a same-restaurant sales increase of 4.7% (13 weeks vs. 13 weeks) and the addition of three net new restaurants, partially offset by one less fiscal week. On a calendar week comparison, The Capital Grille’s fourth quarter same-restaurant sales increased 6.9%. Total sales for the fiscal year were $242 million. Average annual sales per restaurant were $6.2 million and same-restaurant sales decreased 7.8% for the fiscal year (52 weeks vs. 52 weeks).

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BAHAMA BREEZE’S fourth quarter sales of $38 million were 2.9% below prior year (13 weeks vs. 14 weeks), driven by one less fiscal week and partially offset by a same-restaurant sales increase of 1.2% (13 weeks vs. 13 weeks) and the addition of one net new restaurant. On a calendar week comparison, Bahama Breeze’s fourth quarter same-restaurant sales increased 0.9%. Total sales for the fiscal year were $130 million. Average annual sales per restaurant were $5.4 million and same-restaurant sales decreased 2.9% for the fiscal year (52 weeks vs. 52 weeks).

For the company overall, the sales de-leverage resulting from the extra fiscal week in the prior year combined with the gift card redemptions impact, lowered operating margins by approximately 70 basis points this quarter. Absent these impacts, operating profit margins would have been favorable to prior year for Darden.

Other Actions

Darden’s Board of Directors declared a quarterly cash dividend of 32 cents per share on the Company’s outstanding common stock. The dividend is payable on August 2, 2010 to shareholders of record at the close of business on July 9, 2010. Previously, the Company paid a quarterly dividend of 25 cents per share. Based on the 32 cents quarterly dividend declaration, the Company’s indicated annual dividend is $1.28 per share, an increase of 28%.

Darden continued the buyback of its common stock, purchasing 1.5 million shares in the fourth quarter. In fiscal 2010, the Company repurchased $85 million of the company’s stock, or nearly 2.0 million shares. Since commencing its repurchase program in December 1995, the Company has purchased over 154 million shares for $3.00 billion under authorizations totaling 162.4 million shares.

Darden’s Annual Meeting of Shareholders will be held on September 14, 2010 at the Hyatt Regency Orlando International Airport in Orlando, FL. The record date for shareholders entitled to vote at the Annual Meeting is July 21, 2010.

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Fiscal March, April and May 2010 U.S. Same-Restaurant Sales Results

Darden reported that U.S. same-restaurant sales for the fiscal months of March, April and May were as follows:

	March	April	May
Olive Garden
Same-Restaurant Sales	-2%	-3%	0% to 1%
Same-Restaurant Traffic	-3% to -4%	-6%	-1%
Pricing	1%	1% to 2%	1% to 2%
Menu-mix	0% to 1%	1% to 2%	0% to 1%

	March	April	May
Red Lobster *
Same-Restaurant Sales	-2% to -3%	-8% to -9%	-3% to -4%
Same-Restaurant Traffic	-3%	-8%	-3% to -4%
Pricing	1%	0% to 1%	1%
Menu-mix	-1% to 0%	-1%	-1% to -2%

	March	April	May
LongHorn Steakhouse
Same-Restaurant Sales	1%	0% to 1%	3% to 4%
Same-Restaurant Traffic	-2% to -3%	-1% to -2%	2% to 3%
Pricing	2% to 3%	2% to 3%	2% to 3%
Menu-mix	0% to 1%	-1% to 0%	-1% to 0%

*	The shift in the Lent holiday (which began in the fourth quarter last year but the third quarter this year) adversely affected Red Lobster’s same-restaurant sales by approximately 60 basis points in the fourth quarter.

Fiscal 2011 Financial Outlook

“We are assuming that blended same-restaurant sales growth for our three large casual dining brands, Olive Garden, Red Lobster and LongHorn Steakhouse, will be between +2% and +3% in fiscal year 2011,” said Brad Richmond, Darden’s Chief Financial Officer. “Based on these same-restaurant sales expectations and approximately 70 to 75 net new restaurant openings, total sales growth is expected to be between +5.5% and +6.5%. With this anticipated sales growth and continued margin improvements, diluted net earnings per share growth is expected to range from +14% to +17% in fiscal 2011.”

Darden Restaurants, Inc., (NYSE: DRI) headquartered in Orlando, Fla., is the world’s largest company-owned and operated full-service restaurant company with over $7.1 billion in annual sales and approximately 180,000 employees. Darden is recognized for a culture that rewards caring for and responding to people. Our restaurant brands — Red Lobster, Olive Garden, LongHorn Steakhouse, The Capital Grille, Bahama Breeze and Seasons 52 — reflect the rich diversity of those who dine with us. Our brands are built on deep insights into what our guests want. For more information, please visit www.darden.com.

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Forward-looking statements in this news release regarding our expected earnings per share and U.S. same-restaurant sales for the fiscal year, stock repurchases, new restaurant growth and all other statements that are not historical facts, including without limitation statements concerning our future economic performance, plans or objectives, are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update such statements to reflect events or circumstances arising after such date. We wish to caution investors not to place undue reliance on any such forward-looking statements. By their nature, forward-looking statements involve risks and uncertainties that could cause actual results to materially differ from those anticipated in the statements. The most significant of these uncertainties are described in Darden’s Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports). These risks and uncertainties include the impact of intense competition, changing economic or business conditions, the price and availability of food, ingredients and utilities, supply interruptions, labor and insurance costs, the loss of or difficulties in recruiting key personnel, information technology failures, increased advertising and marketing costs, higher-than-anticipated costs to open or close restaurants, litigation, unfavorable publicity, health concerns, including virus outbreaks and food safety, a lack of suitable locations, government regulations including heath care reform, a failure to achieve growth objectives through the opening of new restaurants or the development or acquisition of new dining brands, weather conditions, risks associated with Darden’s plans to expand Darden’s newer brands Bahama Breeze and Seasons 52, our ability to achieve the full anticipated benefits of the RARE acquisition, possible impairment in the carrying value of our goodwill, or other intangible assets, risks associated with incurring substantial additional debt, a failure of our internal controls over financial reporting, disruptions in the financial markets, volatility in the market value of our derivatives and other factors and uncertainties discussed from time to time in reports filed by Darden with the Securities and Exchange Commission.

DARDEN RESTAURANTS, INC.

NUMBER OF RESTAURANTS

05/30/10		5/31/09
666	Red Lobster USA	661
28	Red Lobster Canada	29

694	Total Red Lobster	690

717	Olive Garden USA	685
6	Olive Garden Canada	6

723	Total Olive Garden	691

331	LongHorn Steakhouse	321

40	The Capital Grille	37

25	Bahama Breeze	24

11	Seasons 52	8

—	Other	2

1,824	Total Restaurants	1,773

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DARDEN RESTAURANTS, INC.

CONSOLIDATED STATEMENTS OF EARNINGS

(In millions, except per share data)

(Unaudited)

	Quarter Ended		Twelve Months Ended
	5/30/10	5/31/09	5/30/10	5/31/09
Sales	$1,863.8	$1,975.5	$7,113.1	$7,217.5
Costs and expenses:
Cost of sales:
Food and beverage	540.3	588.7	2,051.2	2,200.3
Restaurant labor	605.9	632.9	2,350.6	2,308.2
Restaurant expenses	279.5	286.9	1,082.2	1,128.4

Total cost of sales (1)	$1,425.7	$1,508.5	$5,484.0	$5,636.9
Selling, general and administrative	178.1	193.3	684.5	665.6
Depreciation and amortization	76.0	72.6	300.9	283.1
Interest, net	24.8	26.7	93.9	107.4
Asset Impairment, net	2.0	7.3	6.2	12.0

Total costs and expenses	$1,706.6	$1,808.4	$6,569.5	$6,705.0
Earnings before income taxes	157.2	167.1	543.6	512.5
Income taxes	(41.2)	(44.3)	(136.6)	(140.7)

Earnings from continuing operations	116.0	122.8	407.0	371.8
(Losses) earnings from discontinued operations, net of tax (benefit) expense of $(0.3), $0.1, $(1.5), and $0.2, respectively	(0.4)	0.2	(2.5)	0.4

Net earnings	$115.6	$123.0	$404.5	$372.2

Basic net earnings per share:
Earnings from continuing operations	$0.83	$0.89	$2.92	$2.71
(Losses) earnings from discontinued operations	$(0.01)	—	$(0.02)	—
Net earnings	$0.82	$0.89	$2.90	$2.71

Diluted net earnings per share:
Earnings from continuing operations	$0.81	$0.87	$2.86	$2.65
(Losses) earnings from discontinued operations	$(0.01)	—	$(0.02)	—
Net earnings	$0.80	$0.87	$2.84	$2.65

Average number of common shares outstanding:
Basic	140.2	137.7	139.3	137.4
Diluted	144.0	140.8	142.4	140.4

(1) Excludes restaurant depreciation and amortization as follows:	$71.0	$68.6	$283.4	$267.1

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DARDEN RESTAURANTS, INC.

CONSOLIDATED BALANCE SHEETS

(In millions)

	5/30/10	05/31/09
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$248.8	$62.9
Receivables, net	53.2	37.1
Inventories	220.8	247.0
Prepaid income taxes	1.5	53.2
Prepaid expenses and other current assets	52.4	44.2
Deferred income taxes	101.8	110.4

Total current assets	$678.5	$554.8
Land, buildings and equipment, net	3,403.7	3,306.7
Goodwill	517.3	518.7
Trademarks	454.0	454.4
Other assets	193.9	190.6

Total assets	$5,247.4	$5,025.2

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$246.4	$237.0
Short-term debt	—	150.0
Accrued payroll	161.8	138.3
Accrued income taxes	1.0	—
Other accrued taxes	62.0	60.2
Unearned revenues	167.2	138.3
Current portion of long-term debt	225.0	—
Other current liabilities	391.2	372.3

Total current liabilities	$1,254.6	$1,096.1
Long-term debt, less current portion	1,408.7	1,632.3
Deferred income taxes	268.6	297.0
Deferred rent	170.1	154.6
Obligations under capital leases, net of current installments	57.6	58.9
Other liabilities	193.8	180.3

Total liabilities	$3,353.4	$3,419.2

Stockholders’ equity:
Common stock and surplus	$2,297.9	$2,183.1
Retained earnings	2,621.9	2,357.4
Treasury stock	(2,943.5)	(2,864.2)
Accumulated other comprehensive income (loss)	(71.1)	(57.2)
Unearned compensation	(11.2)	(13.0)
Officer notes receivable	—	(0.1)

Total stockholders’ equity	$1,894.0	$1,606.0

Total liabilities and stockholders’ equity	$5,247.4	$5,025.2

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DARDEN RESTAURANTS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Twelve Months Ended
	5/30/10	5/31/09
Cash flows—operating activities
Net earnings	$404.5	$372.2
Losses (earnings) from discontinued operations, net of tax	2.5	(0.4)
Adjustments to reconcile net earnings to cash flows:
Depreciation and amortization	300.9	283.1
Asset impairment	6.2	12.0
Stock-based compensation expense	53.5	41.5
Change in current assets and liabilities and other, net	135.8	75.1

Net cash provided by operating activities of continuing operations	$903.4	$783.5

Cash flows—investing activities
Purchases of land, buildings and equipment	(432.1)	(535.3)
Proceeds from disposal of land, buildings and equipment (including assets held for disposal)	12.5	4.6
Increase in other assets	(9.1)	(31.7)

Net cash used in investing activities of continuing operations	$(428.7)	$(562.4)

Cash flows—financing activities
Proceeds from issuance of common stock	66.3	57.5
Dividends paid	(140.0)	(110.2)
Purchases of treasury stock	(85.1)	(144.9)
Income tax benefits credited to equity	20.1	22.2
Repayment of short-term debt, net	(150.0)	(28.4)
ESOP note receivable repayment	1.8	3.9
Principal payments on capital leases	(1.3)	(1.0)
Repayment of long-term debt	(1.8)	(3.9)

Net cash used in financing activities of continuing operations	$(290.0)	$(204.8)

Cash flows – discontinued operations
Net cash used in operating activities of discontinued operations	(1.4)	(1.1)
Net cash provided by investing activities of discontinued operations	2.6	4.5

Net cash provided by discontinued operations	$1.2	$3.4

Increase in cash and cash equivalents	185.9	19.7
Cash and cash equivalents—beginning of period	62.9	43.2

Cash and cash equivalents— end of period	$248.8	$62.9

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